Filed Pursuant to Rule 424(b)(3)

File No.: 333-291634

RUNWAY GROWTH FINANCE CORP.

SWK HOLDINGS CORPORATION

Supplement No. 1, dated March 24, 2026, to the

Proxy Statement/Prospectus, dated March 3, 2026

This supplement contains information that amends, supplements or modifies certain information contained in the prospectus of Runway Growth Finance Corp. (“RWAY”), dated March 3, 2026 (the “Prospectus”), and the definitive proxy statement of SWK Holdings Corporation (“SWK”), dated March 3, 2026 (the “Proxy Statement” and, together with the Prospectus, the “Proxy Statement/Prospectus”). This supplement is part of, and should be read in conjunction with, the Proxy Statement/Prospectus. The Proxy Statement/Prospectus has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and is available free of charge at www.sec.gov or on RWAY’s website at https://investors.runwaygrowth.com/ or on SWK’s website at https://www.swkholds.com/. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus. RWAY and SWK make the disclosures below to supplement those contained in the Proxy Statement/Prospectus. In doing so, RWAY and SWK do not admit the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

COMPARATIVE FEES AND EXPENSES

The following table is intended to assist SWK Stockholders in understanding the costs and expenses that an investor in shares of RWAY Common Stock or SWK Common Stock bears directly or indirectly and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the Combined Company in the first year following completion of the Mergers. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “RWAY” or “SWK,” stockholders will indirectly bear such fees or expenses as investors in RWAY or SWK, as applicable. The table below is based on information as of December 31, 2025 for each party (except as noted below), annualized for a full year, and includes expenses of the applicable consolidated subsidiaries.

	Actual		Pro Forma
	RWAY (acquiring company)	SWK (target company)	RWAY (Combined Company)
Stockholder transaction expenses:
Sales load (as a percentage of offering price)	-%	-%	-%	(1)
Offering expenses (as a percentage of offering price)	-%	-%	-%	(2)
Dividend reinvestment plan expenses	-%	-%	-%	(3)
Total stockholder transaction expenses (as a percentage of offering price)	-%	-%	-%

Annual expenses (as a percentage of net assets attributable to common stock)*:
Management Fee payable under the RWAY Investment Advisory Agreement	3.02%	-%	3.42%	(4)
Incentive Fee payable under the RWAY Investment Advisory Agreement	2.32%	-%	2.59%	(5)
Interest payments and fees paid on borrowed funds	8.24%	2.27%	9.69%	(6)
Other expenses	1.51%	9.12%	1.44%	(7)
Total annual expenses	15.09%	11.39%	17.14%

* These percentages are expressed as a percentage of net assets attributable to common stock. As a result, the ratios will appear higher for a highly leveraged entity. Therefore, we are also providing each percentage expressed as a percentage of gross assets as of December 31, 2025 in the respective footnote. Total annual expenses expressed as a percentage of gross assets are 7.61% for RWAY, 9.83% for SWK, and 7.62% for the Combined Company on a pro forma basis.

(1)
In the event that any shares of RWAY Common Stock or SWK Common Stock are sold to or through underwriters, a related party prospectus supplement will disclose the applicable sales load.
(2)
The prospectus supplement corresponding to each offering will disclose the applicable estimated amount of offering expenses, the offering price and estimated amount of offering expenses borne by RWAY and SWK, respectively, as a percentage of the offering price.
(3)
For RWAY, any estimated expenses associated with the respective dividend reinvestment plans are included in “Other expenses.” SWK does not have a dividend reinvestment plan.
(4)
For RWAY, the base management fee is calculated at an annual rate of 1.50% on RWAY's gross assets, which, for purposes of the RWAY Investment Advisory Agreement, is defined as RWAY’s average daily gross assets, including assets purchased with borrower funds or other forms of leverage (“Gross Assets”). The base management fee referenced in the “Actual” column is based on the Gross Assets as of December 31, 2025. This same ratio is 1.52% when expressed as a percentage of RWAY's gross assets as of December 31, 2025.

The pro forma base management fee is calculated at an annual rate of 1.50% of the gross assets of the Combined Company, assumed to be a combined amount of RWAY’s actual gross assets as of December 31, 2025 and the resulting additional SWK gross assets to be integrated into RWAY as a result of the Mergers. SWK’s Gross Assets included a fair value adjustment to SWK’s investment as of December 31, 2025 to align to Accounting Standards Certification Topic 946 – Financial Services – Investment Companies (“ASC 946”). The fair value adjustment is based on a preliminary valuation estimate prepared by independent third party valuation specialists as of December 31, 2025. This same ratio is 1.52% when expressed as a percentage of the Combined Company's gross assets as of December 31, 2025.

(5)
The incentive fee, which provides the Adviser with a share of the income that Adviser generates for RWAY, consists of two components: (i) an Income Incentive Fee and (ii) a Capital Gains Fee.

Under the Income Incentive Fee, RWAY pays the Adviser an incentive fee with respect to RWAY’s NII prior to calculating the incentive fee (“Pre-Incentive Fee NII”). Pre-Incentive Fee NII, expressed as a rate of return on the value of RWAY’s net assets at the end of the immediately preceding fiscal quarter, will be compared to a “hurdle rate” of 2.0% per quarter (8.0% annualized). RWAY pays the Adviser an Income Incentive Fee with respect to RWAY’s Pre-Incentive Fee NII in each calendar quarter as follows: (i) no

Income Incentive Fee in any calendar quarter in which our Pre-Incentive Fee NII does not exceed the hurdle rate of 2.0%; (ii) 80% of our Pre-Incentive Fee NII with respect to that portion of such Pre-Incentive Fee NII, if any, that exceeds the hurdle rate but is less than 2.667% in any calendar quarter (10.668% annualized) (the portion of our Pre-Incentive Fee NII that exceeds the hurdle but is less than 2.667% is referred to as the “catch-up”; the “catch-up” is meant to provide the Adviser with 20.0% of our Pre-Incentive Fee NII as if a hurdle did not apply if our Pre-Incentive Fee NII exceeds 2.667% in any calendar quarter (10.668% annualized)); and (iii) 20.0% of the amount of our Pre-Incentive Fee NII, if any, that exceeds 2.667% in any calendar quarter (10.668% annualized) payable to the Adviser (once the hurdle is reached and the catch-up is achieved, 20.0% of all Pre-Incentive Fee NII thereafter is allocated to the Adviser). The incentive fee referenced in the “Actual” column is based on annualized amounts of the Income Incentive Fee on Pre-Incentive Fee NII incurred during the three months ended December 31, 2025, adjusted for the non-recurring income related to prepayments. Accordingly, the adjustment was made to more appropriately reflect expected incentive fees on a go-forward basis. This same ratio is 1.17% when expressed as a percentage of RWAY's gross assets as of December 31, 2025.

The pro forma incentive fee has been calculated in accordance with the terms of the RWAY Investment Advisory Agreement as described above. The “Pro Forma” column incorporates SWK’s estimated incentive fee based on income earned for the three months ended December 31, 2025. This same ratio is 1.15% when expressed as a percentage of the Combined Company's gross assets as of December 31, 2025.

Under the Capital Gains Fee, RWAY pays the Adviser, as of the end of each calendar year, 20.0% of RWAY’s aggregate cumulative realized capital gains, if any, from the date of our election to be regulated as a BDC through the end of that calendar year, computed net of our aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid Capital Gains Fee. For the foregoing purpose, RWAY’s “aggregate cumulative realized capital gains” will not include any unrealized gains. If such amount is negative, then no Capital Gains Fee will be payable for such year. The figures above for both “Actual” and “Pro Forma” columns do not include a Capital Gains Fee.

(6)
For RWAY, “Interest payments and fees on borrowed funds” is computed by annualizing the interest and financings cost for the three months ended December 31, 2025, on an annualized basis, as RWAY expects these amounts to more accurately reflect the expenses on a go-forward basis. This same ratio is 4.16% when expressed as a percentage of RWAY's gross assets as of December 31, 2025.

For SWK, “Interest payments and fees on borrowed funds” is computed by annualizing the interest and financings cost for the three months ended December 31, 2025 to more accurately reflect the expense on a go-forward basis as compared against the actual amounts incurred for the twelve months ended December 31, 2025. This same ratio is 1.96% when expressed as a percentage of SWK's gross assets as of December 31, 2025.

The pro forma “Interest payments and fees on borrowed funds” represents an estimate of RWAY’s annualized interest expense based on outstanding borrowings under the Credit Agreement, the 2026 Notes, the 2027 Notes, the 2028 Notes, and the 2031 Notes. Borrowings under the Credit Agreement reflect the outstanding balance as of December 31, 2025, and assume an incremental drawdown of approximately $206.9 million on December 31, 2025, utilizing the applicable interest rates and unused fees in effect as of that date. The incremental borrowings are assumed to fund the cash portion of the purchase price, related transaction expenses, and the prepayment of SWK’s unsecured notes. In addition, the estimate assumes (i) the January 2026 prepayment of the April 2026 Notes (bearing an interest rate of 8.54%) in the principal amount of $25.0 million and the associated acceleration of deferred financing costs, (ii) the February 2026 issuance of the February 2031 Notes (bearing an interest rate of 7.25%) in the principal amount of $103.3 million, (iii) the March 2026 redemption of the July 2027 Notes (bearing an interest rate of 7.50%) in the principal amount of $40.3 million and the associated acceleration of deferred financing costs, (iv) the March 2026 redemption of the December 2027 Notes (bearing an interest rate of 8.00%) in the principal amount of $51.8 million and the associated acceleration of deferred financing costs. The pro forma “Interest payments and fees on borrowed funds” ratio is 4.30% when expressed as a percentage of the Combined Company's gross assets as of December 31, 2025.

(7)
For RWAY, “Other expenses” largely includes RWAY’s legal and professional expenses, excise tax expense, and overhead expenses and other payments under the RWAY Investment Advisory Agreement. The percentage reflected in the “Actual” column reflects actual amounts incurred during the three months ended December 31, 2025, on an annualized basis, as RWAY expects these amounts to more accurately reflect the expenses on a go-forward basis. This same ratio is 0.76% when expressed as a percentage of RWAY's gross assets as of December 31, 2025.

For SWK, “Other expenses” largely includes general and administrative expenses, which consists primarily of compensation, legal and professional expenses, income tax expenses, and corporate governance expenses. The percentage reflected in the “Actual” column reflects actual amounts incurred during the three months ended December 31, 2025, on an annualized basis. This same ratio is 7.87% when expressed as a percentage of SWK's gross assets as of December 31, 2025.

The pro forma column assumes the sum of amounts estimated for RWAY above and an estimate of incremental expenses expected to be incurred as a result of the increase in the combined entity asset size following the Mergers, while also accounting for efficiencies and a reduction to overall income tax expense, as described below. For U.S. federal income tax purposes, RWAY qualifies as an investment company and has elected to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986. Conversely, SWK operates as a taxable C corporation subject to U.S. federal and state corporate income taxes. As such, SWK’s tax expense incurred in 2025 is not indicative of taxes expected to be incurred on a go-forward basis following the completion of the Mergers. “Other expenses” on a pro forma basis when expressed as a percentage of the Combined Company's gross assets as of December 31, 2025 are 0.64%.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in RWAY, SWK or the Combined Company’s common shares following completion of the Mergers on a pro forma basis. In calculating the following expense amounts, each of RWAY and SWK has assumed that it would have no additional leverage and that its annual operating expenses would remain at the levels set forth in the tables above. Calculations for the pro forma Combined Company following the Mergers assume that the Mergers closed on December 31, 2025, and that the leverage and operating expenses of RWAY and SWK remain at the levels set forth in the tables above. Estimated transaction expenses related to the Mergers are not included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment:
RWAY, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$128	$354	$547	$912
SWK, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$114	$320	$501	$862
RWAY, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$138	$378	$578	$943
SWK, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$114	$320	$501	$862
Pro forma Combined Company following the Mergers You would pay the following expenses on a $1,000 investment:
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$146	$396	$601	$965
Assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$156	$419	$630	$991

While the example assumes a 5% annual return, as required by the SEC, performance of RWAY, SWK and the Combined Company will vary and may result in a return greater or less than 5%. The incentive fee under the RWAY Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above in the example where there is no return from net realized capital gains, and therefore is not reflected in such calculations. Under the RWAY Investment Advisory Agreement, no incentive fee would be payable if RWAY or the Combined Company, as applicable, has a 5% annual return with no capital gains, however, there would be incentive fees payable in the examples where the entire return is derived from realized capital gains. If sufficient returns are achieved on investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, returns to investors and expenses would be higher. The example assumes that all dividends and other distributions are reinvested at NAV. Under certain circumstances, reinvestment of dividends and other distributions under the distribution reinvestment plan may occur at a price per share that differs from NAV.

The example and the expenses in the table above should not be considered a representation of RWAY’s or SWK’s or, following the completion of the Mergers, the Combined Company’s, future expenses, and actual expenses may be greater or less than those shown.

CAPITALIZATION

The following table sets forth (1) RWAY’s and SWK’s actual capitalization as of December 31, 2025 and (2) RWAY’s pro forma capitalization as adjusted to reflect the effects of the Mergers. You should read this table together with RWAY’s and SWK’s consolidated financial statements incorporated by reference herein.

	As of December 31, 2025
	(unaudited, dollar amounts in thousands, except share and per share data)
	Actual					Pro Forma
	RWAY	SWK		Pro Forma Adjustments(1)		RWAY
	(acquiring company)	(target company)				(Combined Company)
Net assets	484,969	235,098		(167,209)		552,858

Number of shares of common stock outstanding	36,134,037	12,095,979		(6,375,217)	(3)	41,854,799
NAV per common share	$13.42	$19.44	(2)			$13.21

(1)
See notes to pro forma consolidated financial statements for explanations of pro forma adjustments.
(2)
SWK does not disclose a NAV per share metric. However, for comparability purposes, the above amount reflects SWK’s book value per share, calculated as total stockholders’ equity divided by total issued and outstanding shares as of December 31, 2025.
(3)
Represents the adjustment to SWK's actual number of shares of common stock outstanding as of December 31, 2025 to arrive at the net number of shares of RWAY common stock issued to SWK shareholders of 5,720,762. The number of shares of RWAY common stock issued represents $75.5 million of RWAY's NAV per common share as of December 31, 2025 adjusted for estimated transaction and severance expenses.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements and explanatory notes illustrate the effect of the Mergers on RWAY’s financial position and results of operations based upon RWAY’s and SWK’s respective actual financial positions and results of operations under the asset acquisition method of accounting.

The unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The unaudited pro forma consolidated financial statements are derived from and should be read in conjunction with:

•
the accompanying notes to the unaudited pro forma consolidated financial statements contained herein;
•
the audited consolidated financial statements of RWAY, as of and for the year ended December 31, 2025 included in RWAY’s Annual Report on Form 10-K filed with the SEC on March 12, 2026; and
•
the audited consolidated financial statements of SWK as of and for the year ended December 31, 2025 included in SWK’s Annual Report on Form 10-K filed with the SEC on March 20, 2026.

The unaudited pro forma financial statements consists of (i) Pro Forma Consolidated Statement of Assets and Liabilities as of December 31, 2025 assuming the Mergers had been completed on December 31, 2025 and (ii) Pro Forma Consolidated Statements of Operations for the year ended December 31, 2025 assuming the Mergers had been completed on January 1, 2025.

The unaudited Pro Forma Consolidated Statement of Assets and Liabilities gives effect to that acquisition as if it had been consummated on December 31, 2025 and includes pro forma adjustments based on the preliminary valuation of certain tangible and intangible assets acquired and liabilities assumed, and consideration transferred. The unaudited Pro Forma Consolidated Statement of Assets and Liabilities combines RWAY’s audited Consolidated Statement of Assets and Liabilities as of December 31, 2025 with SWK’s audited Condensed Consolidated Balance Sheet as of December 31, 2025.

The unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2025 gives effect to the acquisition as if it had been consummated on January 1, 2025 and combines RWAY’s audited consolidated results for the year ended December 31, 2025 with SWK’s audited consolidated results for the year ended December 31, 2025.

The unaudited pro forma consolidated financial statements are for illustrative purposes only and are subject to a number of uncertainties and assumptions as described in the accompanying notes. The unaudited pro forma consolidated financial statements should not be relied upon as an indication of the financial condition or the operating results that RWAY would have achieved had the acquisition occurred on the dates assumed, nor indicative of the financial condition or operating results of the merged company as of or for any future date or period. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma consolidated financial statements, the allocation of the pro forma purchase price reflected in the unaudited pro forma consolidated financial statements involves estimates, is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Mergers.

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Statement of Assets and Liabilities

As of December 31, 2025

(Unaudited)

(In thousands)

	Actual	Actual							Pro Forma
	RWAY	SWK As Reclassified (Note 3)	Transaction Adjustments (Note 4)		Other Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		RWAY (Combined Company)
Assets
Investments at fair value:
Non-control/non-affiliate investments at fair value	$912,656	$224,724	$11,612	(4a)	$-		$-		$1,148,992
Affiliate investments at fair value	-	-	-		-		-		-
Control investments at fair value	14,746	-	-		-		-		14,746
Total investments at fair value	927,402	224,724	11,612		-		-		1,163,738
Cash and cash equivalents	18,175	42,763	(174,814)	(4b)	(5,008)	(5a)	174,814	(6a)	55,930
Interest and fees receivable	7,594	3,860	-		-		-		11,454
Deferred financing costs	4,217	38	(38)	(4d)	-		-		4,217
Other assets	2,726	1,037	(912)	(4c)	-		-		2,851
Total assets	960,114	272,422	(164,152)		(5,008)		174,814		1,238,190
Liabilities
Debt:
Credit facility	173,000	-	-		-		174,814	(6a)	347,814
2026 Notes	25,000	-	-		-		-		25,000
2027 Notes	132,250	-	-		-		-		132,250
2028 Notes	107,000	-	-		-		-		107,000
SWK Notes, net	-	32,110	1,492	(4e)	-		-		33,602
Deferred financing costs	(1,913)	-	-		-		-		(1,913)
Total debt, less deferred financing costs	435,337	32,110	1,492		-		174,814		643,753
Incentive fees payable	14,444	-	-		-		-		14,444
Interest payable	6,756	-	-		-		-		6,756
Foreign currency forward contracts	711	-	-		-		-		711
Secured borrowings	14,578	-	-		-		-		14,578
Accrued expenses and other liabilities	3,319	5,214	1,565	(4f)	(5,008)	(5a)	-		5,090
Total liabilities	475,145	37,324	3,057		(5,008)		174,814		685,332
Net assets
Common stock, par value	361	12	45	(4g)	-		-		418
Additional paid-in capital	534,508	4,418,010	(4,368,793)	(4g)	-		-		583,725
Accumulated undistributed (overdistributed) earnings	(49,900)	(4,182,924)	4,201,539	(4g)	-		-		(31,285)
Total net assets	$484,969	$235,098	$(167,209)		$-		$-		$552,858

See notes to pro forma consolidated financial statements.

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2025

(Unaudited)

(In thousands, except share and per share data)

	Actual	Actual									Pro Forma
	RWAY	SWK As Reclassified (Note 3)	Transaction Adjustments (Note 4)		Other Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Asset Sale Adjustments (Note 7)		RWAY (Combined Company)
Investment income
From non-control/non-affiliate investments:
Interest income	$116,978	$38,439	$5,868	(4h)	$-		$-		$(2,600)	(7a)	$158,685
Payment-in-kind interest income	16,166	-	-		-		-		-		16,166
Dividend income	1,011	-	-		-		-		-		1,011
Fee income	1,690	-	-		-		-		-		1,690
From affiliate investments:
Interest income	646	-	-		-		-		-		646
Fee income	256	-	-		-		-		-		256
Other income	582	3,018	-		-		-		(2,269)	(7a)	1,331
Total investment income	137,329	41,457	5,868		-		-		(4,869)		179,785

Operating expenses
Management fees	15,724	-	4,246	(4i)	-		-		-		19,970
Incentive fees	14,452	-	3,010	(4j)	-		-		-		17,462
Interest and other debt financing expenses	42,673	4,797	(1,351)	(4k)	(462)	(5c)	10,321	(6b)	-		55,978
Professional fees	2,205	-	-		-		-		-		2,205
Administration agreement expenses	2,563	-	-		-		-		-		2,563
Insurance expense	646	-	-		-		-		-		646
Tax expense	880	22,649	(22,649)	(4l)	-		-		-		880
Other expenses	1,276	16,385	1,074	(4m)	(4,489)	(5b)	-		(3,147)	(7a)	11,099
Total operating expenses	80,419	43,831	(15,670)		(4,951)		10,321		(3,147)		110,803
Net investment income	56,910	(2,374)	21,538		4,951		(10,321)		(1,722)		68,982

Net realized and net change in unrealized gain (loss)
Net realized gain (loss):
Non-control/non-affiliate investments	(6,082)	(479)	-		-		-		(996)	(7a)	(7,557)
Affiliate investments	8,943	-	-		-		-		-		8,943
Net realized gain (loss) on investments	2,861	(479)	-		-		-		(996)		1,386
Net realized gain (loss) on forward contracts and foreign currency transactions	(26)	(231)	-		-		-		-		(257)
Net realized gain (loss)	2,835	(710)	-		-		-		(996)		1,129

Net change in unrealized gain (loss):
Non-control/non-affiliate investments	(16,183)	391	12,747	(4n)	-		-		-		(3,045)
Affiliate investments	(9,925)	-	-		-		-		-		(9,925)
Control investments	1,123	-	-		-		-		-		1,123
Net change in unrealized gain (loss) on investments	(24,985)	391	12,747		-		-		-		(11,847)
Net change in unrealized gain (loss) on forward contracts and foreign currency transactions	(711)	160	-		-		-		-		(551)
Net change in unrealized gain (loss)	(25,696)	551	12,747		-		-		-		(12,398)

Net realized and unrealized gain (loss)	(22,861)	(159)	12,747		-		-		(996)		(11,269)

Net increase (decrease) in net assets resulting from operations	$34,049	$(2,533)	$34,285		$4,951		$(10,321)		$(2,718)		$57,713
Net investment income per common share (basic and diluted)	$1.55										$1.63
Net increase (decrease) in net assets resulting from operations per common share (basic and diluted)	$0.93										$1.36
Weighted average shares outstanding (basic and diluted)	36,697,936										42,418,698

See notes to pro forma consolidated financial statements.

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Debt Investments
	Application Software
Airship Group, Inc.	Senior Secured	SOFR+3.75%, 9.08% floor, 3.00% PIK, 3.25% ETP	6/15/2028	50,645	50,576	51,251	-	-	50,576	51,251	9.27%	(10) (11) (12)
Blueshift Labs, Inc.	Senior Secured	SOFR+8.25% PIK, 13.25% floor, 1.50% ETP	12/15/2028	28,640	28,503	23,430	-	-	28,503	23,430	4.24%	(10) (11)
Blueshift Labs, Inc.	Senior Secured	SOFR+8.25% PIK, 13.25% floor	12/15/2028	550	550	967	-	-	550	967	0.17%	(10)
Blueshift Labs, Inc.	Senior Secured	SOFR+8.25% PIK, 13.25% floor	12/15/2028	1,382	1,382	1,823	-	-	1,382	1,823	0.33%	(10)
CarNow, Inc.	Senior Secured	SOFR+7.25%, 11.75% floor, 1.60% ETP	3/22/2029	20,000	18,255	18,828	-	-	18,255	18,828	3.41%	(11) (12)
Piano Software, Inc.	Senior Secured	SOFR+7.25%, 11.25% floor, 1.50% ETP	12/31/2029	43,000	42,168	43,032	-	-	42,168	43,032	7.78%	(11) (12)
VTX Intermediate Holdings, Inc. (dba VertexOne)	Senior Secured	SOFR+7.00%, 8.00% floor, 1.00% PIK, 3.00% ETP	9/24/2029	35,359	35,240	34,963	-	-	35,240	34,963	6.32%	(10) (11) (12)
VTX Intermediate Holdings, Inc. (dba VertexOne)	Second Lien	FIXED 12.50% PIK, 31.05% ETP	9/24/2029	6,631	6,398	6,434	-	-	6,398	6,434	1.16%	(10) (11) (18)
Zinnia Corporate Holdings, LLC	Senior Secured	SOFR+6.00%, 7.50% floor	9/21/2029	40,000	39,362	40,180	-	-	39,362	40,180	7.27%	(12)
	Total Application Software				222,434	220,908	-	-	222,434	220,908	39.96%

	Commercial & Professional Services
Bombora, Inc.	Senior Secured	SOFR+4.75%, 6.75% floor, 3.25% PIK, 1.10% ETP	1/15/2028	31,387	31,425	31,580	-	-	31,425	31,580	5.71%	(10) (11) (12)
Elevate Services, Inc.	Senior Secured	SOFR+7.50%, 12.78% floor, 0.50% ETP	7/10/2027	39,000	38,291	39,195	-	-	38,291	39,195	7.09%	(11) (12)
Shepherd Intermediate, LLC (dba FHAS)	Senior Secured	SOFR+7.25%, 8.25% floor	7/10/2030	6,515	6,410	6,565	-	-	6,410	6,565	1.19%	(12)
Shepherd Intermediate, LLC (dba FHAS) (Revolver)	Senior Secured	SOFR+7.25%, 8.25% floor	7/10/2030	-	(6)	-	-	-	(6)	-	0.00%	(12)
Swing Education, Inc.	Senior Secured	SOFR+7.00%, 10.80% floor, 3.50% ETP	6/15/2029	8,000	7,911	7,792	-	-	7,911	7,792	1.41%	(11) (12)
Swing Education, Inc. (Revolver)	Senior Secured	SOFR+6.65%, 10.45% floor	6/1/2028	-	(166)	-	-	-	(166)	-	0.00%	(12)
	Total Commercial & Professional Services				83,865	85,132	-	-	83,865	85,132	15.40%

	Consumer Services
FINN GmbH	Senior Secured	SOFR+8.75%, 10.75% floor	6/30/2030	20,000	19,119	19,161	-	-	19,119	19,161	3.47%	(6) (9)
	Total Consumer Services				19,119	19,161	-	-	19,119	19,161	3.47%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Debt Investments
	Consumer Staples Distribution & Retail
Marley Spoon SE	Senior Secured	SOFR+ 8.75% PIK, 9.51% floor, 1.00% ETP	6/15/2027	46,265	46,457	36,105	-	-	46,457	36,105	6.53%	(6) (9) (10) (11) (14)
Marley Spoon SE	Senior Secured	SOFR+ 8.75% PIK, 9.51% floor	6/15/2027	2,988	2,988	2,332	-	-	2,988	2,332	0.42%	(6) (9) (10) (14)
Marley Spoon SE	Senior Secured	SOFR+ 8.75% PIK, 9.51% floor	3/31/2026	4,758	4,758	3,713	-	-	4,758	3,713	0.67%	(6) (9) (10) (14)
Marley Spoon SE	Senior Secured	SOFR+ 8.75% PIK, 9.51% floor	3/31/2026	6,805	6,805	5,310	-	-	6,805	5,310	0.96%	(6) (9) (10) (14) (17)
Marley Spoon SE (Revolver)	Senior Secured	SOFR+ 8.75% PIK, 9.51% floor	3/31/2026	434	434	339	-	-	434	339	0.06%	(6) (9) (10) (14) (17)
	Total Consumer Staples Distribution & Retail				61,442	47,799	-	-	61,442	47,799	8.65%

	Financial Services
Autobooks, Inc.	Senior Secured	SOFR+7.50%, 11.77% floor, 2.75% ETP	2/5/2028	29,600	29,123	29,707	-	-	29,123	29,707	5.37%	(11) (12)
Hurricane Cleanco Limited	Senior Secured	FIXED 6.25%, 6.25% PIK	11/22/2029	30,550	28,522	30,891	-	-	28,522	30,891	5.59%	(5) (9) (10) (17)
Vesta Payment Solutions, Inc.	Senior Secured	SOFR+7.00%, 9.00% floor, 6.00% ETP	12/16/2026	25,000	25,985	21,964	-	-	25,985	21,964	3.97%	(11)
	Total Financial Services				83,630	82,562	-	-	83,630	82,562	14.93%

	Health Care Equipment & Services
Biotricity, Inc.	Senior Secured	SOFR+10.76%, 11.50% floor, 11.28% ETP	5/15/2027	13,846	-	-	14,514	13,846	12,755	13,846	2.50%	(11) (14)
EBR Systems, Inc.	Senior Secured	PRIME+4.90%, 8.90% floor, 4.50% ETP	6/15/2027	40,000	40,680	41,256	-	-	40,680	41,256	7.46%	(11) (12) (14)
ImpediMed LTC	Senior Secured	SOFR+9.50%, 13.75% floor, 9.00% ETP	2/5/2030	15,000	-	-	14,675	14,208	13,089	14,208	2.57%	(9) (11) (14) (28)
Mingle Healthcare Solutions, Inc.	Senior Secured	SOFR+9.75%, 12.26% floor, 10.50% ETP	12/15/2026	4,127	4,757	2,361	-	-	4,757	2,361	0.43%	(11) (22)
MedMinder Systems, Inc.	Senior Secured	PRIME+4.35%, 10.10% floor, 6.00% ETP	8/18/2028	22,500	-	-	23,082	22,137	20,393	22,137	4.00%	(11)
Moximed, Inc.	Senior Secured	PRIME+5.25%, 8.75% floor, 3.50% ETP	7/1/2027	15,000	15,240	15,600	-	-	15,240	15,600	2.82%	(11) (12)
Onward Medical, N.V.	Senior Secured	SOFR+6.50%, 10.75% floor, 2.50% ETP	6/15/2028	17,088	16,887	17,163	-	-	16,887	17,163	3.10%	(8) (9) (11) (12) (14)
Route 92 Medical, Inc.	Senior Secured	SOFR+7.00%, 9.00% floor, 3.95% ETP	3/31/2029	35,000	34,436	34,679	-	-	34,436	34,679	6.27%	(11) (12)
Triple Ring Technologies, Inc.	Senior Secured	SOFR+7.50%, 12.00% floor, 7.75% ETP	12/6/2028	8,000	-	-	8,092	8,022	7,390	8,022	1.45%	(11)
	Total Health Care Equipment & Services				112,000	111,059	60,363	58,213	165,627	169,272	30.62%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Debt Investments
	Household & Personal Products
Madison Reed, Inc.	Senior Secured	PRIME+5.00%, 12.50% floor, 3.00% ETP	8/29/2029	40,000	39,326	39,331	-	-	39,326	39,331	7.11%	(11) (12)
	Total Household & Personal Products				39,326	39,331	-	-	39,326	39,331	7.11%

	Insurance
Kin Insurance, Inc.	Senior Secured	PRIME+5.00%, 12.00% floor, 2.00% ETP	8/13/2029	30,000	29,309	29,319	-	-	29,309	29,319	5.30%	(11) (12)
Kin Insurance, Inc.	Senior Secured	PRIME+5.00%, 12.00% floor, 2.00% ETP	8/13/2029	15,000	14,578	14,578	-	-	14,578	14,578	2.64%	(11) (24)
	Total Insurance				43,887	43,897	-	-	43,887	43,897	7.94%

	Media & Entertainment
Skillshare, Inc.	Senior Secured	SOFR+6.75%, 10.96% floor, 2.00% ETP	2/8/2029	11,757	11,635	11,640			11,635	11,640	2.11%	(11) (12)
Snap! Mobile, Inc.	Senior Secured	SOFR+7.50%, 12.10% floor, 3.83% ETP	9/30/2028	18,000	17,767	17,862			17,767	17,862	3.23%	(11) (12)
	Total Media & Entertainment				29,402	29,502	-	-	29,402	29,502	5.34%

	Multi-Sector Holdings
SPB C-2024, LLC	Senior Secured	FIXED 15.00% PIK, 1.57% ETP	12/16/2028	10,063	9,965	9,969	-	-	9,965	9,969	1.80%	(9) (10) (11)
	Total Multi-Sector Holdings				9,965	9,969	-	-	9,965	9,969	1.80%

	Pharmaceuticals, Biotechnology & Life Sciences
4WEB, Inc.	Senior Secured	SOFR+9.25%, 12.75% floor, 35.38% ETP	12/31/2027	19,486	-	-	23,534	24,823	22,868	24,823	4.49%	(11)
Advanced Oxygen Therapy, Inc.	Senior Secured	SOFR+7.75%, 10.90% floor, 5.60% ETP	2/15/2029	19,478	-	-	19,679	19,679	18,129	19,679	3.56%	(11) (14)
Eton Pharmaceuticals, Inc.	Senior Secured	SOFR+6.75%, 11.75% floor, 5.00% ETP	12/17/2027	30,000	-	-	29,909	30,226	27,845	30,226	5.47%	(9) (11) (14)
Goodwin Biotechnology, Inc.	Senior Secured	SOFR+5.03%, 9.28% floor, 3.98% PIK, 6.00% ETP	9/13/2027	5,000	-	-	5,600	5,399	4,974	5,399	0.98%	(10) (11)
Journey Medical Corporation	Senior Secured	SOFR+7.75%, 12.75% floor, 5.00% ETP	6/27/2028	25,000	-	-	25,325	25,301	23,308	25,301	4.58%	(11) (14)
NeoLight, LLC	Senior Secured	PRIME+6.50%, 13.50% floor, 11.00% ETP	5/15/2027	5,756	-	-	6,151	5,689	5,241	5,689	1.03%	(11)
Nicoya Lifesciences, Inc.	Senior Secured	SOFR+9.00%, 12.75% floor, 10.00% ETP	4/14/2027	8,500	-	-	8,922	8,585	7,909	8,585	1.55%	(7) (9) (11)
Shield Therapeutics PLC	Senior Secured	SOFR+9.25%, 14.25% floor, 5.00% ETP	9/28/2028	2,000	1,950	1,932	-	-	1,950	1,932	0.35%	(5) (9) (11) (12) (14)
Shield Therapeutics PLC	Senior Secured	SOFR+9.25%, 14.25% floor, 6.56% ETP	9/28/2028	20,000	-	-	20,070	19,668	18,119	19,668	3.56%	(5) (9) (11) (14)
SKNV, LLC	Senior Secured	SOFR+7.00%, 12.00% floor, 8.84% ETP	11/15/2028	15,997	-	-	16,437	16,437	15,142	16,437	2.97%	(11)
	Total Pharmaceuticals, Biotechnology & Life Sciences				1,950	1,932	155,627	155,807	145,485	157,739	28.53%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Debt Investments
	Systems Software
3PL Central LLC (dba Extensiv)	Senior Secured	SOFR+7.00%, 9.00% floor, 5.10% ETP	6/30/2026	72,290	75,853	69,478	-	-	75,853	69,478	12.57%	(11) (12)
Digicert, Inc.	Senior Secured	SOFR+5.75%, 6.50% floor	7/30/2030	9,304	9,174	9,340	-	-	9,174	9,340	1.69%	(12)
Digicert, Inc. (Revolver)	Senior Secured	SOFR+5.75%, 6.50% floor	7/30/2030	-	(9)	-	-	-	(9)	-	0.00%	(12)
Circadence Corporation	Senior Secured	SOFR+9.50%, 12.26% floor, 7.50% ETP	3/31/2026	20,752	22,102	18,370	-	-	22,102	18,370	3.32%	(11)
	Total Systems Software				107,120	97,188	-	-	107,120	97,188	17.58%

	Technology Hardware & Equipment
Brivo, Inc.	Senior Secured	SOFR+7.25%, 11.29% floor, 2.53% ETP	12/15/2029	40,000	39,910	41,117	-	-	39,910	41,117	7.44%	(11) (12)
Linxup, LLC	Senior Secured	PRIME+3.25%, 11.75% floor, 2.25% ETP	11/15/2027	30,000	30,055	30,770	-	-	30,055	30,770	5.57%	(11) (12)
	Total Technology Hardware & Equipment				69,965	71,887	-	-	69,965	71,887	13.00%

Total Debt Investments					884,105	860,327	215,990	214,020	1,081,267	1,074,347	194.33%

Equity Investments
	Application Software
Aria Systems, Inc.	Equity	Series G Preferred Stock	N/A	289,419	250	315	-	-	250	315	0.06%	(13)
VTX Holdings, LLC	Equity	Series C Preferred Units	N/A	3,015,219	143	16	-	-	143	16	0.00%	(13)
	Total Application Software				393	331	-	-	393	331	0.06%

	Commercial & Professional Services
FiscalNote, Inc.	Equity	Common Stock	N/A	19,240	438	28	-	-	438	28	0.01%	(13) (14) (15)
JobGet Holdings, Inc. (fka Snagajob.com, Inc.)	Equity	Series C-1 Preferred Stock	N/A	476,564	39,275	26,112	-	-	39,275	26,112	4.72%	(13) (23)
JobGet Holdings, Inc. (fka Snagajob.com, Inc.)	Equity	Series C-2 Preferred Stock	N/A	16,963	-	-	-	-	-	-	0.00%	(13) (23)
	Total Commercial & Professional Services				39,713	26,140	-	-	39,713	26,140	4.73%

Consumer Staples Distribution & Retail
Marley Spoon SE	Equity	Common Stock	N/A	46,004	410	14	-	-	410	14	0.00%	(6) (9) (13) (14) (15) (17)
	Total Consumer Staples Distribution & Retail				410	14	-	-	410	14	0.00%

	Health Care Equipment & Services
CareCloud, Inc.	Equity	8.75% Series A Cumulative Redeemable Perpetual Preferred Stock	N/A	462,064	12,132	9,669	-	-	12,132	9,669	1.75%	(14)
Epica International, Inc.	Equity	Common Stock	N/A	25,000	-	-	-	182	167	182	0.03%	(13)
MolecuLight, Inc.	Equity	Series B-3 Preferred Stock	N/A	250,000	-	-	-	47	44	47	0.01%	(7) (9) (13)
	Total Health Care Equipment & Services				12,132	9,669	-	229	12,343	9,898	1.79%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Equity Investments
	Media & Entertainment
Minute Media Inc.	Equity	Preferred Stock	N/A	1,039	120	152	-	-	120	152	0.03%	(5) (9) (13)
Minute Media Inc.	Equity	Common Stock	N/A	136	16	18	-	-	16	18	0.00%	(5) (9) (13)
	Total Media & Entertainment				136	170	-	-	136	170	0.03%

	Pharmaceuticals, Biotechnology & Life Sciences
Advanced Oxygen Therapy, Inc.	Equity	Common Stock	N/A	402,634	-	-	149	149	137	149	0.03%	(13) (14)
Elutia, Inc.	Equity	Common Stock	N/A	50,000	-	-	35	35	32	35	0.01%	(13) (14)
Sincerus Pharmaceuticals, Inc.	Equity	Common Stock	N/A	26,575	-	-	-	514	473	514	0.09%	(13)
	Total Pharmaceuticals, Biotechnology & Life Sciences				-	-	184	698	642	698	0.13%

Total Equity Investments					52,784	36,324	184	927	53,637	37,251	6.74%

Warrants
	Application Software
3DNA Corp. (dba NationBuilder)	Warrant	Series C-1 Preferred Stock	12/28/2028	273,164	104	-	-	-	104	-	0.00%	(13)
Airship Group, Inc.	Warrant	Series F Preferred Stock	6/28/2034	519,313	414	474	-	-	414	474	0.09%	(13)
Aria Systems, Inc.	Warrant	Series G Preferred Stock	6/29/2028	2,387,705	1,048	1,223	-	-	1,048	1,223	0.22%	(13)
Blueshift Labs, Inc.	Warrant	Success fee	N/A	N/A	167	195	-	-	167	195	0.04%	(13) (16)
CarNow, Inc.	Warrant	Common Stock	3/22/2034	200,000	2,400	2,762	-	-	2,400	2,762	0.50%	(13)
INRIX, Inc.	Warrant	Common Stock	7/26/2029	150,804	522	309	-	-	522	309	0.06%	(13)
JWP Holdco LLC (fka Longtail Ad Solutions, Inc.)	Warrant	Common Units	12/12/2029	167,827	47	-	-	-	47	-	0.00%	(13)
Piano Software, Inc.	Warrant	Series D Preferred Stock	12/31/2034	119,978	348	490	-	-	348	490	0.09%	(13)
Predactiv, Inc. (fka Sharethis, Inc.)	Warrant	Series D-3 Preferred Stock	12/3/2028	647,615	2,162	-	-	-	2,162	-	0.00%	(13)
	Total Application Software				7,212	5,453	-	-	7,212	5,453	0.99%

	Commercial & Professional Services
AllClear ID, Inc.	Warrant	Common Stock	8/31/2027	870,514	1,750	-	-	-	1,750	-	0.00%	(13)
Bombora, Inc.	Warrant	Common Stock	3/31/2031	121,581	174	114	-	-	174	114	0.02%	(13)
Bombora, Inc.	Warrant	Common Stock	12/26/2033	57,750	51	54	-	-	51	54	0.01%	(13)
CloudPay, Inc.	Warrant	Series B Preferred Stock	6/30/2030	11,273	218	1,196	-	-	218	1,196	0.22%	(5) (9) (13)
CloudPay, Inc.	Warrant	Series D Preferred Stock	8/17/2031	3,502	52	56	-	-	52	56	0.01%	(5) (9) (13)
CloudPay, Inc.	Warrant	Series D Preferred Stock	9/26/2032	5,252	176	109	-	-	176	109	0.02%	(5) (9) (13)
Elevate Services, Inc.	Warrant	Series C Preferred Stock	7/10/2033	248,997	447	404	-	-	447	404	0.07%	(13)
Elevate Services, Inc.	Warrant	Series C Preferred Stock	7/17/2034	236,549	377	555	-	-	377	555	0.10%	(13)
FiscalNote, Inc.	Warrant	Earnout	7/29/2027	N/A	127	-	-	-	127	-	0.00%	(13) (14) (16)
JobGet Holdings, Inc. (fka Snagajob.com, Inc.)	Warrant	Series B-1 Preferred Stock	9/29/2031	763,269	343	-	-	-	343	-	0.00%	(13)
Swing Education, Inc.	Warrant	Series C Preferred Stock	6/27/2035	196,160	19	15	-	-	19	15	0.00%	(13)
	Total Commercial & Professional Services				3,734	2,503	-	-	3,734	2,503	0.45%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Warrants
	Consumer Services
FINN GmbH	Warrant	Series C2 Preferred Stock	12/4/2030	333	691	690	-	-	691	690	0.12%	(6) (9) (13) (17) (25)
	Total Consumer Services				691	690	-	-	691	690	0.12%

	Financial Services
Autobooks, Inc.	Warrant	Success Fee	N/A	N/A	489	698	-	-	489	698	0.13%	(13) (16)
Betterment Holdings, Inc.	Warrant	Common Stock	10/6/2033	7,680	35	56	-	-	35	56	0.01%	(13)
Betterment Holdings, Inc.	Warrant	Common Stock	10/6/2033	9,818	40	64	-	-	40	64	0.01%	(13)
Credit Sesame, Inc.	Warrant	Common Stock	1/7/2030	191,601	425	535	-	-	425	535	0.10%	(13)
	Total Financial Services				989	1,353	-	-	989	1,353	0.24%

	Health Care Equipment & Services
Allurion Technologies, Inc.	Warrant	Common Stock	3/30/2031	5,320	282	-	-	-	282	-	0.00%	(13) (14)
Allurion Technologies, Inc.	Warrant	Common Stock	3/30/2031	1,851	141	-	-	-	141	-	0.00%	(13) (14)
Allurion Technologies, Inc.	Warrant	Common Stock	9/15/2032	1,850	144	-	-	-	144	-	0.00%	(13) (14)
Allurion Technologies, Inc.	Warrant	Earnout	8/1/2028	N/A	-	-	-	-	-	-	0.00%	(13) (14) (16)
Biotricity, Inc.	Warrants	Common Stock	12/21/2028	9,589	-	-	1	1	1	1	0.00%	(13) (14)
Biotricity, Inc.	Warrants	Common Stock	8/25/2030	54,300	-	-	12	12	12	12	0.00%	(13) (14)
Biotricity, Inc.	Warrants	Common Stock	11/11/2031	600,000	-	-	166	166	153	166	0.03%	(13) (14)
Biotricity, Inc.	Warrants	Common Stock	12/12/2032	120,000	-	-	34	34	32	34	0.01%	(13) (14)
EBR Systems, Inc.	Warrant	Success fee	6/30/2032	N/A	605	561	-	-	605	561	0.10%	(13) (14) (16)
Epica International, Inc.(27)	Warrants	Common Stock	7/24/2027	581,818	-	-	-	2,100	1,934	2,100	0.38%	(13)
ImpediMed LTC	Warrants	Common Stock	2/6/2032	12,491,870	-	-	176	172	158	172	0.03%	(9) (13) (14) (28)
ImpediMed LTC	Warrants	Common Stock	7/23/2032	6,245,935	-	-	88	86	79	86	0.02%	(9) (13) (14) (28)
MedMinder Systems, Inc.	Warrants	Series C Preferred Stock	8/18/2029	65,092	-	-	-	106	98	106	0.02%	(13)
Mingle Healthcare Solutions, Inc.	Warrant	Series CC Preferred Stock	8/15/2028	1,770,973	492	-	-	-	492	-	0.00%	(13)
MolecuLight, Inc.	Warrants	Common Stock	12/28/2028	394,322	-	-	-	6	5	6	0.00%	(7) (9) (13)
Moximed, Inc.	Warrant	Series C Preferred Stock	6/24/2032	214,285	175	29	-	-	175	29	0.01%	(13)
Nalu Medical, Inc.	Warrant	Series D-2 Preferred Stock	10/12/2032	91,717	173	262	-	-	173	262	0.05%	(13)
Onward Medical, N.V.	Warrant	Common Stock	9/26/2034	165,338	340	361	-	-	340	361	0.07%	(8) (9) (13) (14) (17)
Route 92 Medical, Inc.	Warrant	Success fee	3/31/2035	N/A	833	666	-	-	833	666	0.12%	(13) (16)
SetPoint Medical Corporation	Warrant	Series B Preferred Stock	6/29/2031	400,000	14	156	-	-	14	156	0.03%	(13)
SetPoint Medical Corporation	Warrant	Series B Preferred Stock	12/29/2032	600,000	74	234	-	-	74	234	0.04%	(13)
	Total Health Care Equipment & Services				3,273	2,269	477	2,683	5,745	4,952	0.90%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Warrants
	Household & Personal Products
Madison Reed, Inc.	Warrant	Success fee	N/A	N/A	404	446	-	-	404	446	0.08%	(13) (16)
	Total Household & Personal Products				404	446	-	-	404	446	0.08%

	Insurance
Kin Insurance, Inc.	Warrant	Series D-3 Preferred Stock	9/26/2032	62,364	426	759	-	-	426	759	0.14%	(13)
Kin Insurance, Inc.	Warrant	Series E Preferred Stock	8/13/2035	10,618	546	175	-	-	546	175	0.03%	(13)
	Total Insurance				972	934	-	-	972	934	0.17%

	Media & Entertainment
Skillshare, Inc.	Warrant	Success fee	N/A	N/A	337	319	-	-	337	319	0.06%	(13) (16)
Snap! Mobile, Inc.	Warrant	Series B Preferred Stock	9/30/2034	19,140	345	306	-	-	345	306	0.06%	(13)
	Total Media & Entertainment				682	625	-	-	682	625	0.11%

	Pharmaceuticals, Biotechnology & Life Sciences
4WEB, Inc.(27)	Warrants	Series D Preferred Stock	9/3/2031	780,387	-	-	-	3,855	3,552	3,855	0.70%	(13)
Elutia, Inc.	Warrants	Common Stock	8/10/2029	157,895	-	-	19	19	17	19	0.00%	(13) (14)
Elutia, Inc.	Warrants	Common Stock	8/10/2029	30,075	-	-	4	3	3	3	0.00%	(13) (14)
Eton Pharmaceuticals, Inc.	Warrants	Common Stock	11/13/2026	51,239	-	-	578	578	532	578	0.10%	(9) (13) (14)
Eton Pharmaceuticals, Inc.	Warrants	Common Stock	8/12/2027	18,141	-	-	199	199	184	199	0.04%	(9) (13) (14)
Eton Pharmaceuticals, Inc.	Warrants	Common Stock	9/30/2031	289,736	-	-	3,941	3,941	3,630	3,941	0.71%	(9) (13) (14)
Goodwin Biotechnology, Inc.	Warrants	Series C Preferred Stock	9/13/2030	211,442	-	-	-	84	78	84	0.02%	(13)
Mustang Bio, Inc.	Warrant	Common Stock	3/4/2032	997	315	-	-	-	315	-	0.00%	(13) (14)
NeoLight, LLC	Warrants	Series B-2 Preferred Stock	2/17/2030	105,048	-	-	-	13	12	13	0.00%	(13)
Nicoya Lifesciences, Inc.	Warrants	Series A-3 Preferred Stock	10/13/2030	117,305	-	-	-	11	10	11	0.00%	(7) (9) (13)
Nicoya Lifesciences, Inc.	Warrants	Series B-1 Preferred Stock	5/27/2032	276,630	-	-	-	148	137	148	0.03%	(7) (9) (13)
Shield Therapeutics PLC	Warrant	Common Stock	12/2/2031	906,468	63	62	-	-	63	62	0.01%	(5) (9) (13) (14) (17)
Shield Therapeutics PLC	Warrants	Common Stock	10/2/2029	8,910,540	-	-	695	695	640	695	0.13%	(5) (9) (13) (14)
DxTerity Diagnostics, Inc.	Warrants	Series B Preferred Stock	12/31/2026	2,019,231	-	-	-	82	75	82	0.01%	(13)
Zevra Therapeutics, Inc. (fka Acer Therapeutics, Inc.)	Warrants	Contingent Value Right	N/A	N/A	-	-	-	-	-	-	0.00%	(9) (13) (14) (16)
	Total Pharmaceuticals, Biotechnology & Life Sciences				378	62	5,436	9,628	9,248	9,690	1.75%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Non-Control/Non-Affiliate Investments
Warrants
	Systems Software
Circadence Corporation	Warrant	Series A-6 Preferred Stock	12/20/2028	1,538,462	3,630	-	-	-	3,630	-	0.00%	(13)
Circadence Corporation	Warrant	Series A-6 Preferred Stock	10/31/2029	384,615	846	-	-	-	846	-	0.00%	(13)
Circadence Corporation	Warrant	Success fee	N/A	N/A	304	454	-	-	304	454	0.08%	(13) (16)
Scale Computing, Inc.	Warrant	Common Stock	3/29/2029	9,665,667	346	-	-	-	346	-	0.00%	(13)
Synack, Inc.	Warrant	Common Stock	6/30/2032	131,521	168	181	-	-	168	181	0.03%	(13)
	Total Systems Software				5,294	635	-	-	5,294	635	0.11%

	Technology Hardware & Equipment
Brivo, Inc.	Warrant	Series A-2 Preferred Stock	10/20/2032	201,000	98	403	-	-	98	403	0.07%	(13)
Brivo, Inc.	Warrant	Series A-2 Preferred Stock	12/27/2034	32,109	43	64	-	-	43	64	0.01%	(13)
Dejero Labs, Inc.	Warrant	Common Stock	5/31/2029	333,621	192	124	-	-	192	124	0.02%	(7) (9) (13) (17)
Linxup, LLC	Warrant	Success fee	11/3/2033	N/A	253	243	-	-	253	243	0.04%	(13) (16)
RealWear, Inc.	Warrant	Series A-1 Preferred Stock	10/5/2028	73,746	89	118	-	-	89	118	0.02%	(13)
RealWear, Inc.	Warrant	Common Stock	10/5/2028	38,705	47	1	-	-	47	1	0.00%	(13)
RealWear, Inc.	Warrant	Series A-1 Preferred Stock	12/28/2028	14,749	16	24	-	-	16	24	0.00%	(13)
RealWear, Inc.	Warrant	Common Stock	12/28/2028	7,742	9	-	-	-	9	-	0.00%	(13)
RealWear, Inc.	Warrant	Series A-1 Preferred Stock	6/27/2029	81,251	250	57	-	-	250	57	0.01%	(13)
RealWear, Inc.	Warrant	Common Stock	6/27/2029	42,643	131	1	-	-	131	1	0.00%	(13)
	Total Technology Hardware & Equipment				1,128	1,035	-	-	1,128	1,035	0.19%

Total Warrants					24,757	16,005	5,913	12,311	36,099	28,316	5.12%

Royalty Investments
	Application Software
Exeevo, Inc.	Royalty	Royalty - Gross Margin Earnout	9/30/2027	N/A	-	-	-	420	387	420	0.08%	(22)
	Total Application Software				-	-	-	420	387	420	0.08%

	Health Care Equipment & Services
Best ABT, Inc.	Royalty	Royalty	11/12/2028	N/A	-	-	1,755	1,721	1,585	1,721	0.31%	(22)
Flowonix Medical, Inc.	Royalty	Royalty	N/A	N/A	-	-	5,875	4,994	4,600	4,994	0.90%	(22)
Ideal Implant, Inc.	Royalty	Royalty	2/1/2039	N/A	-	-	2,286	1,943	1,790	1,943	0.35%	(22)
	Total Health Care Equipment & Services				-	-	9,916	8,658	7,975	8,658	1.57%

	Pharmaceuticals, Biotechnology & Life Sciences
InSite Vision Inc.	Royalty	Royalty	N/A	N/A	-	-	-	-	-	-	0.00%	(22)
	Total Pharmaceuticals, Biotechnology & Life Sciences				-	-	-	-	-	-	0.00%

Total Royalty Investments					-	-	9,916	9,078	8,362	9,078	1.64%

Total Non-Control/Non-Affiliate Investments					961,646	912,656	232,003	236,336	1,179,365	1,148,992	207.83%

RUNWAY GROWTH FINANCE CORP.

Pro Forma Consolidated Schedule of Investments - (Continued)

As of December 31, 2025

(Unaudited)

(In thousands, except share data)

Portfolio Company	Investment Type	Investment Description(1)(2)(4)	Maturity Date	Principal ($) / Shares	RWAY Amortized Cost ($)	RWAY Fair Value ($)(3)	SWK Amortized Cost ($)	SWK Fair Value ($)(3)(26)	Pro Forma Amortized Cost ($)	Pro Forma Fair Value ($)(3)	% of Pro Forma Net Assets	Footnotes
Affiliate Investments												(20)
Equity Investments
	Application Software
Coginiti Corp	Equity	Common Stock	N/A	1,040,160	4,551	-	-	-	4,551	-	0.00%	(13)
	Total Application Software				4,551	-	-	-	4,551	-	0.00%

Total Equity Investments					4,551	-	-	-	4,551	-	0.00%

Warrants
	Application Software
Coginiti Corp	Warrant	Common Stock	3/9/2030	811,770	-	-	-	-	-	-	0.00%	(13)
	Total Application Software				-	-	-	-	-	-	0.00%

Total Warrants					-	-	-	-	-	-	0.00%

Total Affiliate Investments					4,551	-	-	-	4,551	-	0.00%

Control Investments												(21)
Equity Investments
	Commercial & Professional Services
Pivot3, Inc.	Equity	100% Equity Interest	N/A	N/A	950	1,493	-	-	950	1,493	0.27%	(19)
	Total Commercial & Professional Services				950	1,493	-	-	950	1,493	0.27%

	Multi-Sector Holdings
Runway-Cadma I LLC	Equity	50% Equity Interest	N/A	N/A	12,283	13,253	-	-	12,283	13,253	2.40%	(9)
	Total Multi-Sector Holdings				12,283	13,253	-	-	12,283	13,253	2.40%

Total Equity Investments					13,233	14,746	-	-	13,233	14,746	2.67%

Total Control Investments					13,233	14,746	-	-	13,233	14,746	2.67%

Total Investments					979,430	927,402	232,003	236,336	1,197,149	1,163,738	210.49%

Cash and Cash Equivalents and Short Term Investments

Goldman Sachs Financial Square Government Fund Institutional Shares		FGTXX/38141W273			2,849	2,849	-	-	2,849	2,849	0.52%
Cash					15,326	15,326	-	-	15,326	15,326	2.77%
	Total Cash and Cash Equivalents and Short Term Investments				18,175	18,175	-	-	18,175	18,175	3.29%

Total Investments, Cash and Cash Equivalents and Short Term Investments					997,605	945,577	232,003	236,336	1,215,324	1,181,913	213.78%

(1)
Disclosure of interest rates on notes include cash interest rates and payment-in-kind ("PIK") interest rates, as applicable. Unless otherwise indicated, all of the Company's variable interest debt instruments bear interest at a rate determined by reference to the U.S. Prime Rate ("PRIME") or the 1-month or 3-month Secured Overnight Financing Rate ("SOFR"). At December 31, 2025, the U.S. PRIME Rate was 6.75%, the 1-Month SOFR was 3.69%, and the 3-Month SOFR was 3.65%.
(2)
The Company's investments are generally acquired in private transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, except as otherwise noted, are subject to limitation on resale, may be deemed to be "restricted securities" under the Securities Act, and were valued at fair value as determined in good faith by the Board of Directors.

(3)
Investments are held at fair value net of the fair value of unfunded commitments.
(4)
All portfolio companies are domiciled in the United States, unless otherwise noted.
(5)
Portfolio company is domiciled in the United Kingdom. Pro forma fair value of United Kingdom domiciled investments represents 9.91% of pro forma net assets.
(6)
Portfolio company is domiciled in Germany. Pro forma fair value of German domiciled investments represents 12.24% of pro forma net assets.
(7)
Portfolio company is domiciled in Canada. Pro forma fair value of Canadian domiciled investments represents 1.61% of pro forma net assets.
(8)
Portfolio company is domiciled in the Netherlands. Pro forma fair value of Dutch domiciled investments represents 3.17% of pro forma net assets.
(9)
Investment is not a qualifying investment as defined under Section 55(a) of the Investment Company Act of 1940, as amended. The pro forma fair value of non-qualifying assets represents 17.89% of total assets as of December 31, 2025. Qualifying assets must represent at least 70% of total assets at the time of acquisition of any additional non-qualifying assets. If at any time qualifying assets do not represent at least 70% of the Company's total assets, the Company will be precluded from acquiring any additional non-qualifying assets until such time as it complies with the requirements of Section 55(a).
(10)
Represents a PIK security. PIK interest will be accrued and paid at maturity.
(11)
Disclosures of end-of-term payments ("ETP") are one-time payments stated as a percentage of principal amount.
(12)
The investment is an eligible loan investment in the collateral under RWAY's Credit Facility.
(13)
Investments are non-income producing.
(14)
Portfolio company is a publicly traded company whose securities are listed on a national securities exchange.
(15)
Investment is not a "restricted security" under the Securities Act.
(16)
Investment is either a cash success fee payable or earnout of shares based on the consummation of certain trigger events.
(17)
Investment is denominated in a foreign currency. At each balance sheet date, portfolio company investments denominated in foreign currencies are translated into U.S. dollars using the spot exchange rate on the last business day of the period. Transactions of foreign portfolio company investments, and income related from such investments, are translated into U.S. dollars using relevant rates of exchange on the respective dates of such transactions.
(18)
Investment represents a security with a tiered fee that increases quarterly, dependent upon the timing of repayment. Such fees are recorded in "Fee income" on the Consolidated Statements of Operations.
(19)
The assets recovered on the senior secured term loan to Pivot3, Inc. were contributed to P3 Holdco LLC by the Company, a wholly owned subsidiary of the Company.
(20)
Affiliate portfolio company as defined under the 1940 Act in which the Company owns between 5% and 25% (inclusive) of the investment's voting securities and does not have rights to maintain greater than 50% representation on the board.
(21)
Control portfolio company, as defined under the 1940 Act, in which the Company owns more than 25% of the investment’s voting securities or has greater than 50% representation on its board.
(22)
Investment is on non-accrual status as of December 31, 2025 and is therefore considered non-income producing.
(23)
JobGet Holdings, Inc. (fka Snagajob.com, Inc.) has the right of first refusal on sale of preferred stock.
(24)
The Company sold a participating interest representing $15.0 million of the aggregate outstanding principal balance of the portfolio company's senior secured loan. As the transaction did not qualify for sale accounting under applicable guidance, the Company recorded a corresponding secured borrowing, measured at fair value and included in "Secured borrowings" on the Company's Consolidated Statements of Assets and Liabilities.
(25)
The Company has confirmed the fully diluted share count as of December 31, 2025. Based on the current share count and the contractual warrant entitlement per the warrant agreement, the Company would own 333 shares if converted as of December 31, 2025.
(26)
The fair values reflected in this column were derived by independent third-party valuation specialists for purposes of preparing the unaudited pro forma consolidated financial statements and conforming to investment company guidance prescribed by ASC 946 – Financial Services – Investment Companies.
(27)
The warrant is exercisable for a variable number of shares and includes customary price-adjustment provisions tied to the issuer's equity financings. As a result, the number of shares underlying the warrant is not fixed and may be adjusted over time. The share amount presented reflects the Company's current estimate as of the filing date based on the latest capitalization information available.
(28)
Portfolio company is domiciled in Australia. Pro forma fair value of Australian domiciled investments represents 2.62% of pro forma net assets.

RUNWAY GROWTH FINANCE CORP.

Notes to Pro Forma Consolidated Financial Statements

Unaudited

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The Mergers will be accounted for as an asset acquisition by RWAY under ASC 805-50, Business Combinations – Related Issues. In an asset acquisition, the total purchase cost is allocated to the individual assets acquired and liabilities assumed based on their relative fair values. This method does not result in goodwill. Further, because SWK does not meet the definition of a fund under Regulation S-X Rule 6-11, which provides relief from certain disclosure requirements for the acquisition of a fund, the unaudited pro forma consolidated financial statements are subject to the requirements of Rule 3-05 of Regulation S-X.

The actual consolidated financial statements of RWAY and SWK were prepared in accordance with U.S. GAAP and presented in thousands, except share and per share data. The unaudited pro forma consolidated financial statements have been derived from the actual consolidated financial statements of RWAY and SWK. Certain SWK audited and unaudited actual consolidated balances have been reclassified to conform to RWAY’s financial statement presentation. Refer to “Note 3 - Reclassification Adjustments” for a summary of these adjustments. The unaudited Pro Forma Consolidated Statement of Assets and Liabilities as of December 31, 2025, gives effect to the Mergers as if they had occurred on such date. The Pro Forma Consolidated Statements of Operations audited for the year ended December 31, 2025 give effect to the Mergers as if they had occurred on January 1, 2025.

The actual consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to illustrate the estimated effect of the Mergers in accordance with Regulation S-X Rule 11-02. These adjustments include the effects of conforming accounting policies. A significant accounting policy difference exists between the two entities, as SWK historically measured its loan investments at amortized cost, whereas RWAY, as an investment company, is required to report such loan investments at fair value in accordance with ASC 946, Financial Services—Investment Companies. Refer to “Note 4 - Transaction Adjustments” for the quantitative impact of these adjustments.

The actual Condensed Consolidated Statements of Income for the year ended December 31, 2025 of SWK include the results of its wholly-owned subsidiary, MOD3 Pharma Inc., and a majority of SWK’s royalty portfolio, which has since been sold and is not part of the Mergers. MOD3 Pharma Inc. was divested to AptarGroup, Inc. on July 15, 2025, and the majority of the royalty portfolio was sold to Soleus Capital on April 10, 2025. The accompanying pro forma consolidated financial statements incorporate “Asset Sale” adjustments to reflect these divestitures. Refer to “Note 7 - Asset Sale Adjustments” for more information.

In addition to the transaction accounting adjustments, as further described in “Note 4 - Transaction Adjustments,” which reflect RWAY’s asset acquisition accounting entries, the pro forma consolidated financial statements also include adjustments to reflect the effects of certain conditions upon which the closing of the Mergers is contingent. These “Other Transaction Adjustments” give effect to certain closing conditions which must occur in order for RWAY to remain in compliance with the RWAY Investment Advisory Agreement and regulatory requirements. Refer to “Note 5 - Other Transaction Adjustments” for more information regarding these adjustments.

In connection with the Mergers, a portion of the outstanding shares of SWK Common Stock will be exchanged for newly issued shares of RWAY Common Stock calculated as $75.5 million divided by the RWAY Per Share NAV calculated at Closing. The total purchase price consideration as reflected in “Estimated Consideration of the Mergers” within “Note 2 – Purchase Price Allocation” will be allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than “non-qualifying” assets (for example, cash) and would not give rise to goodwill. To the extent that the market price of RWAY’s Common Stock does not closely approximate RWAY Per Share NAV calculated at closing, the difference between the total purchase price consideration and the fair value of SWK’s net assets acquired will result in a purchase discount or premium (henceforth referred to as the “purchase discount (or premium)”). For purposes of the unaudited pro forma consolidated financial statements, a purchase discount is presumed. The purchase discount is allocated to the acquired assets and assumed liabilities of SWK based on its fair value as of Closing. Immediately following the Mergers, RWAY records its investments, including the acquired SWK investments, at their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired from SWK would be recognized as unrealized gain on investments. The purchase discount allocated to the acquired SWK debt investments will accrete over the life of the loans through interest income with a corresponding reversal of the initial unrealized gain on investments on the acquired SWK loans through their ultimate disposition. The purchase discount allocated to the acquired SWK equity investments (including royalties) will be recognized upon disposition. Assuming no subsequent change to the fair value of the acquired SWK equity investments and disposition of such investments are at fair value; a realized gain would be recognized with a corresponding reversal of the unrealized gain on investments upon disposition of such royalty and equity securities. Interest income accretion attributable solely to debt investments is included in the income incentive fee calculations and payable to the Adviser.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and do not reflect possible adjustments related to integration activities that have yet to be determined or transaction or other costs following the Mergers that are not expected to have a continuing impact. No adjustments have been made to the unaudited pro forma consolidated financial statements to reflect potential synergies or cost savings that may result from the business combination.

The unaudited pro forma consolidated financial information should be read in conjunction with the actual consolidated financial statements, and related notes thereto, of RWAY and SWK for the periods presented. See “Index to Financial Statements.”

Note 2 - Purchase Price Allocation

Estimated Consideration of the Mergers

The following table summarizes the total purchase price consideration for the Mergers:

Purchase Price Consideration
(in thousands)
Cash purchase consideration
Cash purchase price	$168,291
Parent capital contribution	9,000
Severance expenses	660
Transaction expenses	5,863
Total cash purchase consideration	183,814
Equity consideration (1)	40,274
Total purchase price consideration	$224,088

(1)
Represents $75.5 million of newly issued shares of RWAY common stock at NAV. For purposes of the pro forma, RWAY per share NAV is calculated as of December 31, 2025 adjusted for estimated transaction and severance expenses to arrive at an estimated RWAY per share NAV of $13.20. This results in 5,720,762 shares issued and a total equity value of $40.3 million based on a closing market price of $7.04 on March 19, 2026.

Purchase Price Allocation

The unaudited pro forma consolidated financial statements reflect accounting adjustments to give effect to the Mergers, including the total purchase price consideration for the Mergers. The total purchase price consideration is estimated based on provisional amounts and the associated purchase accounting adjustments reflected in “Note 4 - Transaction Adjustments” and “Note 5 - Other Transaction Adjustments.” The allocation of the total purchase price consideration to the acquired net assets is based upon the preliminary fair value estimates of the acquired assets. Once the Mergers have been consummated, RWAY will complete a robust valuation exercise that leverages widely accepted income-based, market-based, and/or cost-based valuation methodologies. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma consolidated financial statements. While the unaudited pro forma adjustments are based upon available information and assumptions, the purchase price adjustments relating to SWK’s and RWAY’s consolidated financial statements are preliminary and subject to change.

The following table summarizes the purchase price allocation, as if the Mergers had been completed on December 31, 2025:

(in thousands)	Estimated Fair Value
Assets
Cash and cash equivalents	$37,755
Interest and fees receivable	3,860
Investments at fair value	236,336
Other assets	125
Total assets	$278,076

Liabilities
SWK Notes, net	$33,602
Accrued expenses and other liabilities	1,771
Total liabilities	$35,373

Net assets acquired	$242,703

A day one unrealized gain of $18.6 million will be recognized for the difference by which the estimated fair value of net assets acquired will exceed total purchase price consideration. This unrealized gain will be allocated to the cost basis of the acquired investments based on their respective fair values. See below table for the calculation:

(in thousands)	Excess Of Acquired Net Assets Over Total Purchase Price Consideration
Fair value of net assets acquired	$242,703
Total purchase price consideration	224,088
Purchase discount (unrealized gain on investments)	$18,615

Note 3 - Reclassification Adjustments

During the preparation of the unaudited pro forma consolidated financial statements, management performed a preliminary analysis of SWK’s financial information to identify differences in presentation of SWK’s financial statement captions as compared to the presentation of those captions in RWAY’s financial statements. Reclassifications have been made to conform SWK’s actual consolidated financial information presentation to RWAY’s financial statement presentation.

a.
The table below summarizes the reclassification adjustments made to present the audited actual Condensed Consolidated Balance Sheet of SWK as of December 31, 2025 in conformity with the audited actual Consolidated Statement of Assets and Liabilities of RWAY as of December 31, 2025.

	Actual			Actual
(in thousands)	SWK As of December 31, 2025	Reclassification Adjustments		SWK As Reclassified
Assets
Cash and cash equivalents	$42,763	$-		$42,763
Finance receivables, net of allowance for credit losses	218,627	(218,627)	(i)	-
Marketable investments	184	(184)	(i)	-
Warrant assets	5,913	(5,913)	(i)	-
Non-control/non-affiliate investments at fair value	-	224,724		224,724
Interest, accounts receivable, and other receivables	3,860	(3,860)		-
Interest and fees receivable	-	3,860		3,860
Other current assets	163	(163)	(ii)	-
Deferred tax assets, net	912	(912)	(iii)	-
Deferred financing costs	-	38		38
Other assets	-	1,037		1,037
Total assets	272,422	-		272,422

Liabilities
Unsecured senior notes, net	32,110	(32,110)		-
SWK Notes, net	-	32,110		32,110
Accounts payable and accrued liabilities	4,974	(4,974)	(iv)	-
Other non-current liabilities	240	(240)	(iv)	-
Accrued expenses and other liabilities	-	5,214		5,214
Total liabilities	37,324	-		37,324

Net assets
Common stock	12	(12)		-
Common stock, par value	-	12		12
Additional paid-in capital	4,418,010	-		4,418,010
Accumulated deficit	(4,182,924)	4,182,924		-
Accumulated undistributed (overdistributed) earnings	-	(4,182,924)		(4,182,924)
Total SWK stockholders' equity	235,098	-		235,098
Total net assets	$235,098	$-		$235,098
(i)
SWK’s balances captioned as “Finance receivables, net,” “Marketable investments,” and “Warrant assets” are reclassified to RWAY’s “Non-control/non-affiliate investments at fair value” financial statement line item. The reclassification adjustment to this RWAY line item will be equal to the sum of these three SWK accounts.
(ii)
SWK's balance captioned as "Other current assets" is reclassified partly to RWAY's "Deferred financing costs" and partly to "Other assets" financial statement line items. The cumulative reclassification adjustment to RWAY's "Deferred financing costs" and "Other assets" will be equal to the sum of SWK's "Other current assets" and "Deferred tax assets, net" captions.
(iii)
SWK's balance captioned as "Deferred tax assets, net" is reclassified to RWAY's "Other assets" financial statement line items. The cumulative reclassification adjustment to this RWAY's "Deferred financing costs" and "Other assets" will be equal to the sum of SWK's "Other current assets" and "Deferred tax assets, net" captions.
(iv)
SWK’s balances captioned as “Accounts payable and accrued liabilities” and “Other non-current liabilities” are reclassified to RWAY’s “Accrued expenses and other liabilities” financial statement line item. The reclassification adjustment to this RWAY line item will be equal to the sum of these two SWK accounts.

b.
The tables below summarize the reclassification adjustments made to present SWK’s actual Condensed Consolidated Statement of Income in conformity with RWAY’s actual Consolidated Statement of Operations for the audited year ended December 31, 2025.

	Actual			Actual
(in thousands)	SWK Year Ended December 31, 2025	Reclassification Adjustments		SWK As Reclassified
Revenues
Finance receivable interest income, including fees	$38,439	$(38,439)		$-
Interest income	-	38,439		38,439
Pharmaceutical development	2,153	(2,153)	(i)	-
Other	865	(865)	(i)	-
Other income	-	3,018		3,018
Total investment income	41,457	-		41,457

Expenses
Interest expense	4,797	(4,797)		-
Interest and other debt financing expenses	-	4,797		4,797
Provision (benefit) for credit losses	(924)	924	(ii)	-
Loss on impairment	641	(641)	(ii)	-
Loss on disposal of inventory	314	(314)	(ii)	-
Pharmaceutical manufacturing, research and development expense	1,551	(1,551)	(ii)	-
Depreciation and amortization expense	40	(40)	(ii)	-
General and administrative expense	14,763	(14,763)	(ii)	-
Other expenses	-	16,385		16,385
Income tax expense	22,649	(22,649)		-
Tax expense	-	22,649		22,649
Total operating expenses	43,831	-		43,831

Unrealized gains (losses)
Realized and unrealized foreign currency transaction gains (losses)	160	(160)	(v)	-
Net change in unrealized gain (loss) on forward contracts and foreign currency transactions	-	160		160
Unrealized net gain on warrants	775	(775)	(iii)	-
Net loss on marketable investments	(384)	384	(iii)	-
Non-control/non-affiliate investments	-	391		391
Net change in unrealized gain (loss)	551	-		551

Realized gains (losses)
Loss on sale of assets	(82)	82	(iv)	-
Gain on sale of business	1,601	(1,601)	(iv)	-
Realized gain on early payment of finance receivables	1,729	(1,729)	(iv)	-
Gain (loss) on revaluation of finance receivables	(3,727)	3,727	(iv)	-
Non-control/non-affiliate investments	-	(479)		(479)
Realized and unrealized foreign currency transaction gains (losses)	(231)	231	(v)	-
Net realized gain (loss) on forward contracts and foreign currency transactions	-	(231)		(231)
Net realized gain (loss)	(710)	-		(710)

Net increase (decrease) in net assets resulting from operations	$(2,533)	$-		$(2,533)
(i)
SWK's balances captioned as “Pharmaceutical development” and “Other” are reclassified to RWAY’s “Other income” financial statement line item. The reclassification adjustment to this RWAY line item will be equal to the sum of these two SWK accounts.
(ii)
SWK's balances captioned as “Provision (benefit) for credit losses,” “Loss on impairment of intangibles assets,” “Loss on disposal of inventory,” “Pharmaceutical manufacturing, research and development expense,” “Depreciation and amortization expense,” and “General and administrative expense” are reclassified to RWAY’s “Other expenses” financial statement line item. The reclassification adjustment to this RWAY line item will be equal to the sum of these six SWK accounts.
(iii)
SWK’s balances captioned as “Unrealized net gain on warrant assets” and “Net loss on marketable investments” are reclassified to RWAY’s “Non-control/non-affiliate investments” financial statement line item. The reclassification adjustment to this RWAY line item will be equal to the sum of these two SWK accounts.
(iv)
SWK’s balances captioned as “Loss on sale of assets,” “Gain on sale of business,” “Realized gain on early payment of finance receivable,” and “Gain (loss) on revaluation of finance receivables” are reclassified to RWAY’s “Non-control/non-affiliate investments” financial statement line item. The reclassification adjustment to this RWAY line item will be equal to the sum of these four SWK accounts.
(v)
SWK's balances captioned as "Realized and unrealized foreign currency transaction gains (losses)" include both realized and unrealized gains and losses. These balances were split and reclassified to RWAY's "Net change in unrealized gain (loss) on forward contracts and foreign currency transactions" and "Net change in realized gain (loss) on forward contracts and foreign currency transactions" financial statement line item based on the nature of the gain or loss. The reclassification adjustment to this RWAY line item will be equal to the sum of these four SWK accounts.

Note 4 - Transaction Adjustments

Consolidated Statement of Assets and Liabilities

The following summarizes the transaction adjustments to give effect as if the Mergers had been completed on December 31, 2025 for the purposes of the unaudited Pro Forma Consolidated Statement of Assets and Liabilities.

a.
Represents an $11.6 million increase resulting from the remeasurement of the acquired investments to fair value, supported by independent third-party valuations.

The following table summarizes the adjustments to fair value for each asset class:

As of December 31, 2025
(in thousands)
Debt investments	$3,822
Royalty investments	649
Equity investments	7,141
Pro forma adjustment to Non-control/non-affiliate investments	$11,612
b.
Represents an adjustment to Cash and cash equivalents consisting of the following:

As of December 31, 2025
(in thousands)
Parent capital contribution	$9,000
Cash purchase consideration	(183,814)
Pro forma adjustment to Cash and cash equivalents	$(174,814)

As a component of the Mergers, the Adviser has agreed to pay an aggregate of $9.0 million in cash to SWK stockholders. For accounting purposes, this Adviser-paid portion of the consideration is treated as a capital contribution to RWAY. The remainder of cash paid for the purchase price is funded through a draw down on RWAY’s credit facility.

c.
Represents a decrease to Other assets of $0.9 million to reflect the elimination of SWK’s deferred tax assets. The pro forma adjustment eliminates the acquired deferred tax assets, as RWAY, due to its election to be treated as a RIC, will not be able to realize the benefit of this asset.
d.
Represents a decrease of Deferred financing costs of $38.0 thousand to reflect the elimination of SWK's debt issuance costs related to SWK's credit facility. Debt issuance costs were eliminated, as this credit facility will be terminated as a closing condition of the Mergers.
e.
Represents a net adjustment to the SWK Notes to reflect their fair value as of the acquisition date. The adjustment consists of the elimination of $0.9 million of SWK’s unamortized debt issuance costs and a $0.6 million fair value adjustment. This is a result of recording the acquired debt at fair value, which does not include previously capitalized financing fees.
f.
Represents a net increase to Accrued expenses and other liabilities of $1.6 million. This adjustment reflects the elimination of a historical long term contra-tax liability not assumed by RWAY, as well as transaction costs payable by SWK.

The following table summarizes the adjustment for each liability class:

As of December 31, 2025
(in thousands)
Long term contra-tax liability	$198
Transaction costs payable	1,367
Pro forma adjustment to Accrued expenses and other liabilities	$1,565

g.
Represents the elimination of SWK’s equity balances:

	As of December 31, 2025
	(in thousands)
	Common stock, par value	Additional paid-in capital	Accumulated undistributed (overdistributed) earnings
Elimination of total historical equity of SWK	$(12)	$(4,418,010)	$4,182,924
Issuance of shares of RWAY Common Stock	57	40,217	-
Parent capital contribution	-	9,000	-
Purchase discount recognized as day 1 unrealized gain	-	-	18,615
Pro forma adjustment to Net assets	$45	$(4,368,793)	$4,201,539

Consolidated Statements of Operations

The following summarizes the transaction adjustments to give effect as if the Mergers had been completed on January 1, 2025 for the purposes of the unaudited Pro Forma Consolidated Statements of Operations.

h.
Represents the accretion of the purchase discount into interest income of $5.9 million for the year ended December 31, 2025. Refer to “Note 1 - Basis of Pro Forma Presentation” for further detail on the account for purchase discounts.
i.
Represents an increase to Management fees of $4.2 million for the year ended December 31, 2025 due to the increase in gross assets as a result of the Mergers.
j.
Represents an increase to Incentive fees of $3.0 million for the year ended December 31, 2025 due to an increase in net investment income as a result of the Mergers.
k.
Represents an adjustment to Interest and other debt financing expenses for the reversal of debt issuance amortization on SWK’s senior notes and credit facility, resulting in a decrease of $1.4 million for the year ended December 31, 2025.
l.
Represents a decrease to Tax expense of $22.6 million for the year ended December 31, 2025. Runway has elected to be treated, and expects to continue to be treated following the Merger, as a regulated investment company (“RIC”) under Subchapter M of the Code. As a result, RWAY is not subject to U.S. federal income tax at regular corporate rates and generally will not be required to pay corporate-level U.S. federal income taxes on any income that it distributes to its stockholders from its taxable earnings and profits. Refer to "Certain material U.S. Federal Income Tax Considerations" for additional detail on tax matters impacting RWAY.
m.
Represents adjustments to Other expenses for the reversal of SWK’s net benefit for credit provisions of $0.9 million for the year ended December 31, 2025. SWK historically recorded loan receivables at amortized cost, and as such, the loan receivables were subject to the Current Expected Credit Loss (“CECL”) model under FASB ASC 326 Financial Instruments – Credit Losses. The CECL model requires an entity to recognize a provision for expected credit losses on its financial assets. In contrast, RWAY records loan receivables at fair value, a method that inherently reflects changes in credit risk without the need for a separate credit loss provision. Additionally, represents an adjustment for recognizing amortization of a representations and warranties insurance policy acquired as part of the Mergers of $0.2 million for the year ended December 31, 2025.
n.
Represents the unrealized gain on investments as a result of the purchase discount recognized on day 1. The purchase discount allocated to the acquired SWK debt investments will accrete over the life of the loans through interest income with a corresponding reversal of the unrealized gain through their ultimate disposition. Refer to “Note 1 - Basis of Pro Forma Presentation” for further detail on the accounting for purchase discounts.

Note 5 – Other Transaction Adjustments

In addition to the Transaction Adjustments discussed in “Note 4 - Transaction Adjustments,” the pro forma consolidated financial statements include “Other Transaction Adjustments” to reflect the financial impact of events that are required to be completed as conditions precedent to the closing of the Mergers. These adjustments consist of the termination of all SWK employees and the settlement of SWK’s existing credit facilities. These actions are necessary for RWAY to remain in compliance with certain contractual obligations within the RWAY Investment Advisory Agreement, and existing debt covenants. Management has presented these items as separate adjustments under Rule 11-01(a)(8) of Regulation S-X, as they represent material transactions that must occur prior to close in order for RWAY to be able to acquire SWK, and their financial impact is therefore essential for investors to understand the pro forma financial position of the consolidated company.

Consolidated Statement of Assets and Liabilities

a.
Represents an adjustment to Accrued expenses and other liabilities to eliminate $5.0 million which includes SWK’s accrued employee compensation liabilities and liabilities related to SWK's transaction costs. This is accompanied by a decrease to Cash and cash equivalents of $5.0 million. The Merger Agreement requires the termination of all SWK employees no later than immediately prior to the effective time of the First Merger. As the associated payroll liabilities are not assumed by RWAY, this adjustment represents the entry to pay off the liabilities. See below for a breakout of the $5.0 million adjustment:

As of December 31, 2025
(in thousands)
Employee compensation liabilities	$(3,641)
Transaction costs payable	(1,367)
Pro forma adjustment to Accrued expenses and other liabilities	$(5,008)

Consolidated Statements of Operations

b.
Represents an adjustment to Other expenses of $5.9 million for the year ended December 31, 2025. See below for a breakout of the adjustments:

Year ended December 31, 2025
(in thousands)
Compensation expense	$(5,856)
SWK transaction costs	1,367
Pro forma adjustment to Other expenses	$(4,489)

The adjustment to compensation expense was to eliminate SWK’s historical employee compensation expense, as these costs are not expected to be incurred by the Combined Company. The termination of SWK employees was a required condition to the closing of the Mergers; therefore, the associated compensation expense has been removed from the Pro Forma Consolidated Statements of Operations.

c.
Represents an adjustment to decrease Interest and other debt financing expenses by $0.5 million for the year ended December 31, 2025 to remove credit facility interest, maintenance fees and unused line fees on SWK’s credit facility. The settlement and termination of SWK's credit facilities was a condition to the closing of the Mergers, necessary to maintain RWAY’s existing credit facility. As the facility was paid off, the associated historical expenses were removed from the Pro Forma Consolidated Statements of Operations.

Note 6 - Financing Adjustments

Consolidated Statement of Assets and Liabilities

a.
Represents the adjustment to Cash and cash equivalents to illustrate the impacts of financing transactions used to fund the Mergers. The total cash purchase price consideration of $183.8 million is comprised of the $9.0 million parent capital contribution and $168.3 million cash contribution from RWAY, $0.7 million in severance payments and $5.9 million in transaction costs. To fund RWAY’s portion of the purchase price an incremental $174.8 million is drawn on RWAY’s credit facility resulting in an increase to Cash and cash equivalents and an increase to RWAY’s credit facility.

Consolidated Statements of Operations

b.
Represents an adjustment to increase Interest and other debt financing expenses for incremental interest expense related to the increased draw on the credit facility described in Note 6a. The increased utilization of RWAY’s credit facility will result in additional interest expense of $10.3 million for the year ended December 31, 2025. Borrowings under the credit facility bear interest on a per annum rate equal to three month term SOFR plus an applicable margin of 2.95%.

Note 7 – Asset Sale Adjustments

Sale of MOD3 Pharma Inc. and Royalty Investments

1.
As detailed in the table below, these adjustments remove the impacts of historical income, expenses and gains associated with the disposition of the MOD3 Pharma Inc. business and royalty investments from SWK's Condensed Consolidated Statements of Income for the year ended December 31, 2025:

Year ended December 31, 2025
(in thousands)
Interest income	$(2,600)
Other income	(2,269)
Other expenses	(3,147)
Reversal of SWK realized gain	(996)

INCORPORATION BY REFERENCE FOR RWAY

This supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•
RWAY's Annual Report on Form 10-K (file no. 814-01180) for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026.

INCORPORATION BY REFERENCE FOR SWK

This supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•
SWK's Annual Report on Form 10-K (file no. 001-39184) for fiscal year ended December 31, 2025, filed with the SEC on March 20, 2026.

INDEX TO FINANCIAL STATEMENTS

This supplement adds the following to the indices to RWAY Financial Statements:

This supplement adds the following to the indices to SWK Financial Statements: